Exhibit 99.1

FOR IMMEDIATE RELEASE

Tricia Griffith, Progressive CEO,

Joins FedEx Corporation Board of Directors

MEMPHIS, Tenn., March 12, 2018... The Board of Directors of FedEx Corporation (NYSE: FDX) today elected Susan Patricia (Tricia) Griffith as a director. The Board also appointed Ms. Griffith as a member of its Information Technology Oversight and Nominating & Governance Committees.

“Tricia is an outstanding addition to our Board of Directors. Her proven leadership skills, marketing expertise, and extensive knowledge of technology will be very valuable to FedEx and the Board,” said Frederick W. Smith, chairman and chief executive officer of FedEx Corp.

Ms. Griffith currently serves as President and Chief Executive Officer and a director of The Progressive Corporation, a leading property and casualty insurance company. She joined Progressive as a claims representative in 1988 and held numerous executive leadership positions prior to becoming President and Chief Executive Officer in July 2016, including Chief Human Resources Officer, Claims Group President, President of Customer Operations, and Personal Lines Chief Operating Officer. Ms. Griffith was named one of FORTUNE magazine’s “Most Powerful Women in Business” in 2016 and 2017.

Ms. Griffith has a bachelor’s degree from Illinois State University and is a graduate of the Wharton School of Business’s Advanced Management Program.

Corporate Overview

FedEx Corp. (NYSE: FDX) provides customers and businesses worldwide with a broad portfolio of transportation, e-commerce and business services. With annual revenues of $62 billion, the company offers integrated business applications through operating companies competing collectively and managed collaboratively, under the respected FedEx brand. Consistently ranked among the world’s most admired and trusted employers, FedEx inspires its more than 400,000 team members to remain “absolutely, positively” focused on safety, the highest ethical and professional standards and the needs of their customers and communities. To learn more about how FedEx connects people and possibilities around the world, please visit about.fedex.com.

Media Contact: Jess Bunn 901-818-7463

Investor Contact: Mickey Foster 901-818-7468

Home Page: fedex.com